                          Exhibit 99.1

JLL Income Property Trust
Declares Consecutive Quarterly Dividends for 12 Years

Chicago (November 13, 2023) – JLL Income Property Trust, an institutionally managed daily NAV REIT (NASDAQ:ZIPTAX; ZIPTMX; ZIPIAX; ZIPIMX) with approximately $7 billion in portfolio equity and debt investment assets, announced that on November 7, 2023, its Board of Directors declared a dividend for the fourth quarter of 2023 of $0.145 per share. This will be the 48th consecutive dividend paid to its stockholders.

The dividend is payable on or around December 28, 2023 to stockholders of record as of December 22, 2023. On an annualized basis, this gross dividend is equivalent to $0.58 per share and represents a yield of approximately 4.4% on a NAV per share of $13.05 as of November 6, 2023. All stockholders will receive $0.145 per share less applicable share class specific fees and the annualized yield will differ based on the share class.

“As we mark our 48th consecutive quarterly dividend, we’re proud that JLL Income Property Trust continues to be a reliable source of distributions for our stockholders,” said JLL Income Property Trust President and CEO Allan Swaringen. “We believe the consistency and growth of these dividends demonstrates the benefit of investing in core real estate to grow cash flows over time, even during an uncertain market environment.”

During this 12-year period JLL Income Property Trust increased its dividend eight times at an annualized growth rate of 3.7%. That dividend growth has been underpinned by a growing, diversified and low-leveraged core portfolio that includes private equity and private credit investments. Valued today at approximately $7 billion, JLL Income Property Trust’s portfolio now includes:

•More than 14.1 million square feet of industrial properties
•Nearly 4 million square feet of grocery-anchored shopping centers
•Nearly 1.4 million square feet of healthcare-oriented investments
•Over 10,600 apartment and single family rental units
Since inception, JLL Income Property Trust has achieved annualized net-of-fee returns of approximately 7.02% on its lowest fee share class while also delivering low volatility as measured by a 3.58% standard deviation.

A third quarter dividend of $0.145 per share, less applicable share class specific fees, was paid according to the table below on September 27, 2023 to stockholders of record as of September 22, 2023. Any future dividends will be approved at the discretion of the Board of Directors.

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	M-I Share	A-I Share[1]	M Share[2]	A Share[3]
Q2 Quarterly Gross Dividend per Share	$0.14500	$0.14500	$0.14500	$0.14500
Less: Dealer Manager Fee per Share	-	($0.00769)	($0.00923)	($0.02493)
Q2 Quarterly Net Dividend per Share	$0.14500	$0.13731	$0.13577	$0.12007
NAV per Share as of September 30, 2023	$13.10	$13.12	$13.10	$13.08
Annualized Net Dividend Yield Based on NAV as of September 30, 2023	4.4%	4.2%	4.1%	3.7%

1.A dealer manager fee equal to 1/365th of 0.30% of NAV is allocated to Class A-I stockholders daily and reduces the quarterly dividend paid.
2.A dealer manager fee equal to 1/365th of 0.30% of NAV is allocated to Class M stockholders daily and reduces the quarterly dividend paid.
3.A dealer manager fee equal to 1/365th of 0.85% of NAV is allocated to Class A stockholders daily and reduces the quarterly dividend paid.

JLL Income Property Trust is an institutionally managed, daily NAV REIT that gives investors access to a growing portfolio of private, core real estate investments selected by an institutional investment management team and sponsored by one of the world’s leading real estate services firms.

For more information on JLL Income Property Trust, please visit our website at www.jllipt.com.

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About JLL Income Property Trust, Inc. (NASDAQ: ZIPTAX; ZIPTMX; ZIPIAX; ZIPIMX)
JLL Income Property Trust, Inc. (NASDAQ: ZIPTAX; ZIPTMX; ZIPIAX; ZIPIMX), is a daily NAV REIT that owns and manages a diversified portfolio of high quality, income-producing apartment, industrial, grocery-anchored retail, healthcare and office properties located in the United States. JLL Income Property Trust expects to further diversify its real estate portfolio over time, including on a global basis.
About LaSalle Investment Management
LaSalle Investment Management is one of the world's leading real estate investment managers. On a global basis, LaSalle manages approximately $78 billion of assets in private and public real estate property and debt investments as of Q2 2023. LaSalle's diverse client base includes public and private pension funds, insurance companies, governments, corporations, endowments and private individuals from across the globe. LaSalle sponsors a complete range of investment vehicles including separate accounts, open- and closed-end funds, public securities and entity-level investments. For more information, please visit http://www.lasalle.com, and LinkedIn.

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Forward Looking Statements and Future Results
This press release may contain forward-looking statements with respect to JLL Income Property Trust. Forward-looking statements are statements that are not descriptions of historical facts and include statements regarding management's intentions, beliefs, expectations, research, market analysis, plans or predictions of the future. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements. Past performance is not indicative of future results and there can be no assurance that future dividends will be paid.

Contacts:
Scott Sutton
LaSalle Investment Management
Telephone: +1 224 343 5538
Email:    scott.sutton@lasalle.com

Doug Allen
Dukas Linden Public Relations
Telephone: +1 646 722 6530
Email: JLLIPT@DLPR.com

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